EXHIBIT 12.1

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

           (In thousands of US dollars, except ratios)

                                     2000      1999      1998     1997    1996


Earnings
   Pre Tax Income (loss)
     before minority interest
     and results of equity
     investees                    301,091  (94,217)    18,898   12,840  17,437
   Interest expensed and
     capitalised                   96,574    91,891    67,652   45,945  26,207
   Amortised capitalised
     expenses
     related to indebtedness        1,005     2,992     3,021      247     101
   Distributed income of
     equity investees               2,346     3,246     8,048    4,424   3,920
                               _______________________________________________
                                  401,016     3,912    97,619   63,456  47,665
   Less: Interest
     capitalised                      400     3,163     8,332        -       -
                               _______________________________________________
   Earnings available for
     fixed charges                400,616       749    89,287   63,456  47,665
                               _______________________________________________

Fixed Charges
   Interest expensed and
     capitalised                   96,574    91,891    67,652   45,945  26,207
   Amortised capitalised
     expenses
     related to indebtedness        1,005     2,992     3,021      247     101
                               _______________________________________________
   Fixed charges                   97,579    94,883    70,673   46,192  26,308
                               _______________________________________________

Ratio of earnings to fixed
     charges                         4.11        --      1.26     1.37    1.81
Deficiency of earnings
     available to cover                --    94,134        --       --      --
  fixed charges


02089001.BZ0